Exhibit 3.1 Certificate of Incorporation

                   SECRETARY OF STATE [GRAPHIC OMITTED]

                  C/S THE GREAT SEAL OF THE STATE OF NEVADA

                             CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that CENTRO SERVICES, INC. did on November 21, 2001 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of the State of Nevada.


IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on November 21, 2001.

/s/ Dean Heller

Secretary of State

/s/ Angie Clark

Certification Clerk

C/S